Exhibit 23.6

CONSENT OF JOHN E. DREIER

In connection with the filing of the registration statement on Form F-4 (as may be amended from time to time, the “Registration Statement”) of Eurasian Minerals Inc. (the “Company”) with the U.S. Securities and Exchange Commission, I hereby consent to the references to my name and to the use of the technical report entitled “Akarca Gold-Silver Project Technical Report,” dated November 1, 2011, and the information derived from such report, included in the Registration Statement.

Dated: May 31, 2012

/s/ John E. Dreier
John E. Dreier